EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 4th QUARTER AND YEAR 2003 RESULTS

FREMONT, Calif., February 25, 2004—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the fourth quarter and the year 2003.

Fourth quarter revenue was $7,418,000, even with the same quarter a year ago. The net profit was $110,000 ($0.02 per share), compared to a loss of $478,000 ($0.09 per share) in the fourth quarter of 2002.

For the year 2003, revenue was $27,238,000, 12% below sales for the year 2002. The net loss was $607,000 ($0.10 per share), compared to a loss of $3,519,000 ($0.70 per share) in 2002. In 2002, the Company took a non-cash charge of $2,405,000 ($0.48 per share) associated with increasing the valuation allowance against its deferred tax assets on the balance sheet.

“The Company has met its goal of breakeven net income over the last three quarters of 2003,” said David Ruckert, President and CEO of Fiberstars. “The biggest sales drop in 2003 was in our residential swimming pool business, with sales off 17% from 2002. This segment showed modest improvement in the fourth quarter on the strength of a new product program for the 2004 season. We are encouraged by the early positive reaction from customers to the new program, and hope for an upturn in this market in the coming year.

“Our lighting business, which has been soft since September 11, 2001, was down 5% in 2003, a smaller decline than we experienced during the prior two years. The Company continues to believe that its new energy saving Fiberstars EFO™ technology will result in growth in the future. The Company is working with a number of national accounts that will use EFO in the supermarket, restaurant and retail store markets.”

Mr. Ruckert added, “The first quarter is typically our slowest quarter of the year, with both the pool and lighting businesses at seasonal lows.  This year is not expected to be any different, although we do expect revenues to be above last year.  However, we are forecasting a  loss in the quarter.  We expect this to be made up in the second quarter which is seasonally strong historically.”

In January, Ted des Enfants, formerly of GE Lighting, joined Fiberstars as Vice President of Fiberstars EFO. Ted will be working with Fiberstars’ in-house national accounts sales and marketing group, and the Company’s network of manufacturer’s reps who work with architects and lighting designers.

EC&M magazine, which has an audience of electrical contractors, named EFO Product of the Year for 2004 in the lighting systems category.

A review of the first year of the $9.5 million DARPA HEDLight R&D project took place at Fiberstars headquarters this month. All first year milestones were met toward development the HEDLight (expected to be the basis for advanced versions of EFO usable for military and other governmental applications. Fiberstars EFO will light the Advanced Technology Office (ATO) booth at DARPAtech 2004, a government and military technology symposium for decision makers, corporate investment strategists, members of the military acquisition community and military users to be held in Anaheim in March.

This week, the Advanced Technology Office announced that Fiberstars has been nominated for a Significant Technological Achievement award for work on ATO’s High Efficiency Distributed Lighting (HEDLight) program.

Dr. Doug Kirkpatrick, Program Manager for DARPA’s HEDLight program, commented on the progress and potential of the new HEDLight source in a recent SPIE (The International Society for Optical Engineering) presentation: “The efficacy performance of this developmental lamp already exceeds that of CFL’s [compact fluorescent lamps], and future performance will likely approach 100 LPW [lumens per watt] and challenge the efficacy performance of current T5 four-foot linear fluorescent lamps. Furthermore, the technology features high output brightness and is readily coupled to high efficiency beam-forming optics.” (Proc. of SPIE Vol. 5187, p16.)

Fiberstars’ $2 million program to develop a continuously extruded manufacturing process for the large core fiber in an EFO system was funded by the Advanced Technology Program of NIST (Department of Commerce). This program was successfully concluded in October, 2003, with a demonstration of a new prototype fiber production process in Solon, Ohio. Full production of the world’s only continuously extruded large core fiber is expected to begin in the second quarter of 2004.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 38 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding our growth and revenue levels, the goals and business outlook for 2004, expected benefits of the DARPA and NIST program, expected product introductions and customer acceptance and orders, energy efficiency and statements or implications that the new technology will offer a competitive edge and contribute to future growth. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of new products to meet performance expectations, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$4,254	$231
Accounts receivable trade, net	5,523	5,208
Notes and other accounts receivables	143	239
Inventories, net	6,477	6,808
Prepaids and other current assets	246	343
Total current assets	16,643	12,829

Fixed assets, net	2,641	2,581
Goodwill, net	4,190	4,032
Intangibles, net	306	462
Other assets	117	197
Total assets	$23,897	$20,101

LIABILITIES
Current liabilities:
Accounts payable	$1,976	$2,011
Accrued expenses	2,408	2,117
Bank overdraft	—	691
Short-term bank borrowings	41	593
Total current liabilities	4,425	5,412
Other long-term liabilities	46	—
Long-term bank borrowings	475	449
Total liabilities	4,946	5,861

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	24,301	19,611
Notes receivable from shareholder	—	(75)
Cumulative translation adjustments	434	(119)
Retained earnings (accumulated deficit)	(5,785)	(5,178)
Total shareholders’ equity	18,951	14,240
Total liabilities and shareholders’ equity	$23,897	$20,101

FIBERSTARS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002

Net sales	$7,418	$7,447	$27,238	$30,960
Cost of sales	4,357	4,809	16,897	19,486
Gross profit	3,061	2,638	10,341	11,474

Operating expenses:

Research and development	523	587	1,279	2,290
Sales and marketing	1,955	1,921	7,188	7,907
General and administrative	551	645	2,435	2,709

Total operating expenses	3,029	3,153	10,902	12,906

Income (loss) from operations	32	(515)	(561)	(1,432)

Other income (expense):
Equity in joint venture’s income	5	10	6	16
Interest and other income (expense), net	(15)	39	(38)	(25)

Loss before income tax	22	(466)	(593)	(1,441)
Benefit from (provision for) income taxes	88	(12)	(14)	(2,078)
Net income (loss)	$110	$(478)	$(607)	$(3,519)

Net income (loss) per share – basic	$0.02	$(0.09)	$(0.10)	$(0.70)

Shares used in computing net income per share – basic	6,577	5,115	5,981	5,028

Net income (loss) per share – diluted	$0.02	$(0.09)	$(0.10)	$(0.70)

Shares used in computing net income per share – diluted	7,145	5,115	5,981	5,028